Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 and Joint Proxy Statement of Contango Oil & Gas Company and Crimson Exploration Inc., to be filed on or about July 24, 2013 (the “Registration Statement”), of all references to the name of Netherland, Sewell & Associates, Inc.; to references to Netherland, Sewell & Associates, Inc. in the Registration Statement, including under the heading “Experts”; and to the inclusion in the Registration Statement of information taken from the Report of Netherland, Sewell & Associates, Inc. dated January 21, 2013, in Crimson Exploration Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission on March 15, 2013.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Danny D. Simmons, P.E.
By:	Danny D. Simmons, P.E.
President and Chief Executive Officer

Houston, Texas

July 24, 2013